Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

REALTY INCOME CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Fees to be paid	Debt	4.450% Notes due 2026	Rule 457(f) Rule 457(o)	$300,000,000	$300,000,000	0.00014760	$44,280
	Debt	3.200% Notes due 2027	Rule 457(f) Rule 457(o)	$300,000,000	$300,000,000	0.00014760	$44,280
	Debt	2.100% Notes due 2028	Rule 457(f) Rule 457(o)	$450,000,000	$450,000,000	0.00014760	$66,420
	Debt	4.000% Notes due 2029	Rule 457(f) Rule 457(o)	$400,000,000	$400,000,000	0.00014760	$59,040
	Debt	3.400% Notes due 2030	Rule 457(f) Rule 457(o)	$500,000,000	$500,000,000	0.00014760	$73,800
	Debt	3.200% Notes due 2031	Rule 457(f) Rule 457(o)	$450,000,000	$450,000,000	0.00014760	$66,420
	Debt	2.700% Notes due 2032	Rule 457(f) Rule 457(o)	$350,000,000	$350,000,000	0.00014760	$51,660
	Total Offering Amounts						$2,750,000,000
	Total Fees Previously Paid						—
	Total Fee Offsets						—
	Net Fee Due						$405,900

(1)	Represents the aggregate principal amount of each series of notes to be issued in the exchange offers to which this registration statement relates.
(2)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee